EXHIBIT 99.1

Unaudited Pro Forma Combined
 Statement of Operations
 for the Six Months Ended June 30, 2014
(in thousands)

	Vanguard Historical	Pro forma adjustments Pinedale Acquisition (Note 2)		Vanguard Pro forma
Revenues:
Oil sales	$142,163	$2,145	(a)	$144,308
Natural gas sales	133,348	8,533	(a)	141,881
NGLs sales	38,748	3,581	(a)	42,329
Net losses on commodity derivative contracts	(94,436)	—		(94,436)
Total revenues	219,823	14,259		234,082

Costs and expenses:
Production:
Lease operating expenses	64,715	4,178	(b)	68,893
Production and other taxes	31,563	1,607	(b)	33,170
Depreciation, depletion, amortization and accretion	95,118	5,287	(c)	100,405
Selling, general and administrative expenses	15,902	—		15,902
Total costs and expenses	207,298	11,072		218,370

Income from operations	12,525	3,187		15,712

Other income (expense):
Other income	131	—		131
Interest expense	(32,808)	(988)	(d)	(33,796)
Net losses on interest rate derivative contracts	(1,579)	—		(1,579)
Gain on acquisition of oil and natural gas properties	32,114	(32,114)	(e)	—
Total other expense	(2,142)	(33,102)		(35,244)

Net income (loss)	10,383	(29,915)		(19,532)
Less: Distributions to Preferred unitholders	(6,558)	—		(6,558)
Net income (loss) attributable to Common and Class B unitholders	$3,825	$(29,915)		$(26,090)

Net income (loss) per Common and Class B unit:
Basic & diluted	$0.05			$(0.32)

Weighted average units outstanding:
Common units – basic & diluted	79,865			79,865
Class B units – basic & diluted	420			420

Unaudited Pro Forma Combined
 Statement of Operations
 for the Year Ended December 31, 2013
(in thousands)

	Vanguard Historical	Pro forma adjustments Pinedale Acquisition (Note 2)		Vanguard Pro forma
Revenues:
Oil sales	$268,922	$22,384	(a)	$291,306
Natural gas sales	124,513	108,821	(a)	233,334
NGLs sales	49,813	31,292	(a)	81,105
Net gains on commodity derivative contracts	11,256	—		11,256
Total revenues	454,504	162,497		617,001

Costs and expenses:
Production:
Lease operating expenses	105,502	46,465	(b)	151,967
Production and other taxes	40,430	18,925	(b)	59,355
Depreciation, depletion, amortization and accretion	167,535	50,398	(c)	217,933
Selling, general and administrative expenses	25,942	—		25,942
Total costs and expenses	339,409	115,788		455,197

Income from operations	115,095	46,709		161,804

Other income (expense):
Other income	69	—		69
Interest expense	(61,148)	(10,542)	(d)	(71,690)
Net losses on interest rate derivative contracts	(96)	—		(96)
Net gain on acquisition of oil and natural gas properties	5,591	—		5,591
Total other expense	(55,584)	(10,542)		(66,126)

Net income	59,511	36,167		95,678
Less: Distributions to Preferred unitholders	(2,634)	—		(2,634)
Net income attributable to Common and Class B unitholders	$56,877	$36,167		$93,044

Net income per Common and Class B unit:
Basic	$0.78			$1.27
Diluted	$0.77			$1.26

Weighted average units outstanding:
Common units – basic	72,644			72,644
Common units – diluted	72,992			72,992
Class B units – basic & diluted	420			420

NOTES TO UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

On December 30, 2013, Vanguard Natural Resources, LLC (“Vanguard” or the “Company”, or “we”) and its wholly-owned subsidiary, Encore Energy Partners Operating, LLC, entered into a purchase and sale agreement, dated December 23, 2013 to purchase natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming. We refer to this acquisition as the “Pinedale Acquisition.” We completed this acquisition on January 31, 2014 for an aggregate adjusted purchase price of $555.6 million with an effective date of October 1, 2013. The purchase price was funded with borrowings under our reserve-based credit facility.

The unaudited pro forma combined financial information included in this report is based on the historical consolidated financial statements of Vanguard, adjusted to reflect the Pinedale Acquisition, as if it had occurred on January 1, 2013. The related pro forma adjustments are described below.

The unaudited pro forma combined financial information should be read in conjunction with Vanguard's Form 10-Q for the quarter ended June 30, 2014 and Form 10-K for the year ended December 31, 2013.

The unaudited pro forma combined financial information is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations or financial position that Vanguard would have reported had the Pinedale Acquisition been completed as of the dates set forth in this unaudited pro forma financial information and should not be taken as indicative of Vanguard's future performance for reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma combined financial information and actual results.

Note 2. Pro Forma Adjustments

The measurement of the fair value at acquisition date of the assets acquired as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in a gain of $32.1 million, calculated in the following table. The gain resulted primarily from the changes in oil and natural gas prices between the date the purchase and sale agreement was entered into and the closing date, which were used to value the reserves acquired.

(in thousands)
Fair value of assets and liabilities acquired:
Oil and natural gas properties	$600,123
Inventory	244
Asset retirement obligations	(12,404)
Imbalance liabilities	(172)
Other	(124)
Total fair value of assets and liabilities acquired	587,667

Total fair value of consideration transferred	555,553

Gain on acquisition	$32,114

The unaudited pro forma combined statements of operations for the six months ended June 30, 2014 and year ended December 31, 2013 include adjustments to reflect the following:

(a)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Pinedale Acquisition.

(b)	Represents the increase in lease operating expenses and production and other taxes resulting from the Pinedale Acquisition.

(c)	Represents the increase in depreciation, depletion, amortization and accretion resulting from the Pinedale Acquisition.

(d)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Pinedale Acquisition.

(e)	Represents the elimination of the nonrecurring gain from the acquisition of oil, natural gas and natural gas liquids properties in the Pinedale Acquisition.